Exhibit 99.1


FOR IMMEDIATE RELEASE

Contact: Tom Makmann                                 Agency: Sandy Pichitpai
         nStor Technologies, Inc.                    Kanatsiz Communications
         Tel 858.453.9191                            Tel 714.854.0900
         E-mail: tmakmann@nstor.com                  E-mail: sandy@kanatsiz.com


     nStor Technologies Closes Investment Transaction with Halco Investments

SAN DIEGO, Calif., - November 21, 2001 -- nStor Technologies, Inc. (AMEX: NSO), an innovative provider of information storage systems, today announced that the previously reported stock purchase transaction, as modified, with Halco Investments L.C. closed on November 20, 2001. Halco purchased approximately $9 million of convertible preferred stock in exchange for $2.9 million in cash, $1.9 million of which was previously advanced to nStor, and approximately $6.1 million in New York Stock Exchange listed, marketable securities. Upon stockholder approval at the annual meeting of nStor's stockholders, currently scheduled for January 10, 2002, the preferred stock will be converted into common stock representing approximately 34% of nStor's total outstanding common stock at the time of conversion (based on a conversion price of $0.23 per share). In addition, the $3.1 million in short-term financing previously advanced to nStor by Halco has been converted into a 5-year, 8% term loan. Halco is controlled by Maurice Halperin, the Chairman of the Board of Directors of nStor.

Upon stockholder approval and consummation of all of the transactions contemplated by the stock purchase agreement between nStor and Halco, including conversion of all of nStor's outstanding preferred stock, nStor anticipates that there will be approximately 115,000,000 shares of common stock outstanding, and nStor's net worth will be increased by more than $10.0 million.

About nStor Technologies

Headquartered in San Diego, California, nStor Technologies is a leading provider of highly integrated, enterprise-class storage solutions for computing operations that include Windows NT, Windows 2000, Unix and Linux platforms. Designed for storage-intensive environments and mission-critical applications, the NexStor 3000 product family features a unique, patent-pending design that offers the highest storage density in the industry, packing 584GB into 3.5" (2U) of space. The NexStor 3150/3250 SAN-ready RAID solutions are available with Fibre Channel, SCSI or Fibre-SCSI connectivity. nStor also manufactures the robust AdminiStor storage management software suite and complements its product offerings with a full spectrum of tape backup solutions.


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nStor trades on the American Stock Exchange under the symbol NSO and markets its products through a direct sales force and a global network of reseller and OEM partners. Additional information about nStor can be found by visiting the company's web site at www.nstor.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimated," "project," "expect," "anticipate," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, dependence upon third-party, vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. nStor is a registered trademark of nStor Technologies, Inc.

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